Exhibit 99.2

NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Director — Corporate Communications & Marketing
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY TO ACQUIRE ARKOMA BASIN NATURAL GAS RESERVES

LAFAYETTE, LA — April 22, 2005 — PetroQuest Energy, Inc. (NASDAQ: PQUE) announced today that the Company has executed agreements to acquire from private companies their interests in natural gas properties located in the Arkoma Basin of Oklahoma for an aggregate amount of approximately $22 million in cash. The Company expects to allocate approximately 50% of the purchase price to unevaluated acreage. PetroQuest estimates it is acquiring approximately 6.7 Bcf of proved reserves, of which 61% are proved developed producing and 100% are natural gas. Development costs for the proved undeveloped reserves are estimated at $0.88 per Mcf. The acquisitions are expected to add approximately 2 MMcf per day to the Company’s production.

In related transactions, the Company is also acquiring five separate systems that gather and transport gas from the properties for an aggregate of approximately $6 million in cash. These systems currently generate throughput fees from third parties in the area.

The purchase prices for the transactions are subject to adjustment for, among other things, expected cash flows between the effective dates of the transactions and their respective closing dates. As a result, we estimate that the final aggregate purchase price for the transactions, following all post-closing adjustments, will be approximately $27.0 million. The transactions are scheduled to close by June 1, 2005.

“These acquisitions expand our existing operations in the Arkoma Basin, adding approximately 8,900 net acres in close proximity to our current acreage position and approximately 50 miles of pipeline and gathering infrastructure in the basin. This will bring our total ownership to approximately 21,000 net acres and 108 miles of pipeline in the area. We have to date identified approximately 250 development locations on the acquired properties,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “We are excited about the activity in this core area and our continued success in the basin during 2005. These acquisitions allow us to move from one rig in January 2005 to three rigs by the end of the second quarter in the Arkoma Basin.”

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the Nasdaq National Market under the ticker symbol “PQUE.”

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.